Exhibit 99.1

Press Release April 16, 2014
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2014 Diluted Earnings Per Share of $0.17

FORT WAYNE, INDIANA, April 16, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter net income of $39 million, or $0.17 per diluted share, on net sales of $1.8 billion. By comparison, prior year first quarter net income was $48 million, or $0.21 per diluted share, on net sales of $1.8 billion, and sequential fourth quarter 2013 net income was $55 million, or $0.24 per diluted share, on net sales of $1.9 billion.

First quarter 2014 earnings include a benefit of approximately $0.01 per diluted share related to a recent change in Indiana’s corporate income tax rate which resulted in the reduction of the company’s deferred income tax liability.

“The first quarter 2014 was one of the most severe winter periods in recent history across much of the United States, especially in the Midwest where a majority of our operations are located,” said Chief Executive Officer, Mark Millett.  “The uncharacteristically severe and prolonged winter weather conditions resulted in increased energy costs, reduced production, diminished availability of transportation and lower shipments.  This environment was a major driver of the 25 percent decline in our consolidated operating income for the first quarter 2014, as compared to the sequential fourth quarter of 2013.

“Essentially all of our businesses were negatively impacted in some way; however, our Midwest steel operations were especially impacted.  Operating income for our steel operations declined $47 million for the first quarter 2014, as compared to the sequential quarter.  Most impactful, sheet steel volumes decreased 12 percent and metal spread also declined, as transportation issues delayed shipments; meaningfully higher energy costs were incurred; and the average quarterly product price improvement did not outpace the higher cost of scrap that was consumed earlier in the quarter.  As weather conditions improved, demand also strengthened with increased order activity throughout our steel operations.

“We achieved two important goals during the quarter,” stated Millett.  “We shipped our first premium rail and the first product from our new smaller-diameter engineered bar rolling mill.  We anticipate continued growth in demand for these products throughout 2014 and into 2015.”

The company’s fabrication business continues to improve, based on increased market share, and more importantly, increased construction demand.  Both order inquiries and bookings are strong, supporting the premise of a nonresidential construction market recovery.  While first quarter 2014 shipments were seasonally lower on a sequential basis, operating income improved meaningfully compared to both the sequential and prior year quarter.

First Quarter Review

First quarter shipments across the company’s operating platforms were generally lower, when compared to the fourth quarter 2013.  As a result of higher energy costs at our Midwest steel operations resulting from the severe weather and reduced metal spread at the Flat Roll Division, first quarter 2014 operating income for the company’s steel operations decreased 31 percent to $108 million, as compared to the fourth quarter 2013, despite only a 3 percent decline in net sales.  Although overall steel metal margin increased in the first quarter 2014, metal margin for steel sheet decreased as improved product pricing was more than offset by early-quarter scrap costs.  The average selling price per ton for the company’s total steel operations increased $30 sequentially to $835 in the first quarter 2014, while the average ferrous scrap cost per ton melted increased $24 per ton.

First quarter 2014 operating income attributable to the company’s sheet steel operations decreased 28 percent when compared to the sequential quarter, and operating income from long product operations decreased 34 percent.  The company’s steel mill production utilization rate decreased slightly to 86 percent in the first quarter 2014, compared to 88 percent in the fourth quarter 2013, unrelated to demand dynamics but rather due to production interruptions related to power company curtailments.

Operating income from the company’s metals recycling operations was $10 million for the first quarter 2014, compared to $12 million for the fourth quarter 2013.  The $2 million reduction in profitability was directly related to costs associated with building damage related to excessive snow accumulation.  Operationally, external ferrous volumes and overall metal spreads were somewhat lower as transportation was hindered, while nonferrous volumes and metal spreads were somewhat improved.

During the first quarter 2014, the company initiated a two week outage at the nugget production facility in February, due to significantly higher natural gas prices related to weather conditions.  The impact of losses from the company’s Minnesota operations for first quarter 2014 consolidated net income was $8.9 million, or $0.04 per diluted share, as compared to $8.1 million, or $0.03 per diluted share in the fourth quarter 2013.  Despite the outage, the increased loss was directly related to the higher natural gas costs. As referenced in the company’s fourth quarter 2013 earnings release, certain meaningful adjunct trials related to product yield and the cost of production were scheduled to be completed during the first quarter 2014. Due to the unanticipated severe weather, not all of the trials were able to be completed; however, meaningful progress was made.  The remaining trials are expected to be completed before the end of the second quarter 2014.  Given the increased cost of production while testing continues, current expectations concerning losses associated with the Minnesota operations for the second quarter of 2014 are anticipated to be similar to those recorded in the first quarter.

Outlook

“We are optimistic,” said Millett. “Rather than a structural change in growth during the first quarter, we believe weather conditions impacted the economy.  We have confidence that the broader U.S. economy will continue to improve and that the non-service sector portion of domestic GDP has the ability to grow at a higher rate than overall GDP, driven by strengthened asset values, domestic energy investment and increased infrastructure spending. Steel consuming industries, such as manufacturing, automotive, heavy machinery and the construction market continue to grow, indicative of underlying strength in steel demand.  We are poised to be the beneficiaries.  We believe our broad range of quality products, our differentiated customer value, combined with the strength of our exceptional employees and historically low-cost operating platforms, uniquely position us to capitalize on the imminent opportunities.”

Summary Operating Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, except for per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rebar, rail, and specialty shapes.

	First Quarter		Sequential
	2014	2013	4Q 2013
Total Sales	$1,189,933	$1,142,075	$1,222,907
External Sales	1,117,599	1,061,312	1,146,701
Operating Income	107,776	121,589	155,107

Total Shipments (tons)	1,450,732	1,469,802	1,542,289
External Shipments (tons)	1,338,573	1,344,432	1,423,953

Production (tons)	1,519,566	1,565,067	1,588,394

Average External Sales Price Per Ton	$835	$789	$805
Average Ferrous Scrap Cost Per Ton	$380	$351	$356

Metals Recycling and Ferrous Resources Operations

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota operations.

	First Quarter		Sequential
	2014	2013	4Q 2013
Metals Recycling & Ferrous Resources
Total Sales	$993,505	$914,568	$907,668
External Sales	575,774	621,128	572,840
Operating Income (Loss)	(10,981)	(4,309)	(13,020)
Unrealized Hedging Gain (Loss), Net	4,066	2,354	(2,626)

OmniSource Standalone
Total Sales	$880,618	$835,039	$797,034
External Sales	523,124	609,918	535,549
Operating Income	9,549	24,965	11,667
Unrealized Hedging Gain (Loss), Net	2,730	691	(1,707)

Ferrous Shipments (gross tons)	1,364,533	1,342,929	1,356,258
% Shipments to SDI Steel Mills	52%	43%	47%
Nonferrous Shipments (pounds 000’s)	270,978	279,656	254,876

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	First Quarter		Sequential
	2014	2013	4Q 2013
Total Sales	$115,861	$94,375	$121,853
Operating Income (Loss)	3,126	1,530	(122)

Total Shipments (tons)	94,667	77,583	101,132
Average Sales Price Per Ton	$1,224	$1,214	$1,205

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 6,800 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Thursday, April 17, 2014, at 10:00 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s first quarter 2014 operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).  A replay of the discussion will be available on our website until 11:59 p.m. Eastern Time on April 24, 2014.  A podcast/MP3 file of the event will also be available and can be downloaded from our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2014	2013	2013

Net sales	$1,830,082	$1,795,696	$1,864,150
Costs of goods sold	1,666,778	1,619,432	1,666,154
Gross profit	163,304	176,264	197,996

Selling, general and administrative expenses	70,042	65,262	74,606
Profit sharing	5,395	6,643	7,873
Amortization of intangible assets	6,935	8,127	7,695
Operating income	80,932	96,232	107,822

Interest expense, net of capitalized interest	30,569	34,629	30,664
Other expense (income), net	(631)	(1,046)	111
Income before income taxes	50,994	62,649	77,047

Income taxes	17,296	21,397	29,146
Net income	33,698	41,252	47,901

Net loss attributable to noncontrolling interests	4,881	6,963	6,754

Net income attributable to Steel Dynamics, Inc.	$38,579	$48,215	$54,655

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.17	$0.22	$0.25

Weighted average common shares outstanding	223,011	219,995	222,273

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.17	$0.21	$0.24

Weighted average common shares and equivalents outstanding	241,394	238,087	240,493

Dividends declared per share	$0.115	$0.110	$0.110

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Quarter Ended		Quarter Ended
	March 31,		December 31,
	2014	2013	2013
Steel Operations*
Shipments (tons)
Flat Roll Division	641,520	704,290	738,998
Structural and Rail Division
Structural	248,380	228,089	259,884
Rail	43,936	52,808	35,043
Engineered Bar Products Division	144,303	112,821	123,865
Roanoke Bar Division	143,782	139,950	150,986
Steel of West Virginia	75,574	80,707	70,972
The Techs	153,237	151,137	162,541
Total	1,450,732	1,469,802	1,542,289
Intra-company	(112,159)	(125,370)	(118,336)
External	1,338,573	1,344,432	1,423,953
Steel Operations Production (tons)	1,519,566	1,565,067	1,588,394
Net sales
Total	$1,189,933	$1,142,075	$1,222,907
Intra-company	(72,334)	(80,763)	(76,206)
External	$1,117,599	$1,061,312	$1,146,701

Operating income before amortization of intangibles	$107,776	$121,589	$155,107
Amortization of intangibles	(2,133)	(2,288)	(2,133)
Operating income (Note 1)	$105,643	$119,301	$152,974
Metals Recycling and Ferrous Resources Operations**
OmniSource
Ferrous metals shipments (gross tons)
Total	1,364,533	1,342,929	1,356,258
Intra-company	(714,981)	(553,890)	(638,333)
External	649,552	789,039	717,925
Nonferrous metals shipments (thousands of pounds)
Total	270,978	279,656	254,876
Intra-company	(19,390)	(3,529)	(3,738)
External	251,588	276,127	251,138
Mesabi Nugget shipments (metric tons) - Intra-company	37,488	59,685	59,460
Iron Dynamics (metric tons) - Intra-company	57,122	64,685	57,659
Net sales
Total	$993,505	$914,568	$907,668
Intra-company	(417,731)	(293,440)	(334,828)
External	$575,774	$621,128	$572,840
Operating loss before amortization of intangibles	$(10,981)	$(4,309)	$(13,020)
Amortization of intangibles	(4,538)	(5,515)	(5,238)
Operating loss (Note 1)	$(15,519)	$(9,824)	$(18,258)
Steel Fabrication Operations***
Shipments (tons)
Total	94,667	77,583	101,132
Intra-company	—	(334)	(98)
External	94,667	77,249	101,034
Net sales
Total	$115,861	$94,375	$121,853
Intra-company	—	(578)	(125)
External	$115,861	$93,797	$121,728
Operating income (loss) (Note 1)	$3,126	$1,530	$(122)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipme and Minnesota Operations, including Mesabi Nugget (all shipments have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.
(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets
Cash and equivalents	$342,919	$395,156
Accounts receivable, net	811,100	720,600
Inventories	1,332,101	1,314,747
Deferred income taxes	17,871	17,964
Other current assets	24,363	25,167
Total current assets	2,528,354	2,473,634

Property, plant and equipment, net	2,197,503	2,226,134

Restricted cash	18,588	23,827

Intangible assets, net	379,488	386,159

Goodwill	730,360	731,996

Other assets	59,564	91,256
Total assets	$5,913,857	$5,933,006

Liabilities and Equity
Current liabilities
Accounts payable	$417,168	$414,932
Income taxes payable	23,531	4,023
Accrued expenses	167,010	214,679
Current maturities of long-term debt	343,722	341,544
Total current liabilities	951,431	975,178

Long-term debt
Term note	209,687	220,000
Senior notes	1,500,000	1,500,000
Other long-term debt	45,341	46,045
Total long-term debt	1,755,028	1,766,045

Deferred income taxes	550,225	556,038
Other liabilities	22,843	23,376

Commitments and contingencies

Redeemable noncontrolling interests	121,834	116,514

Equity
Common stock	646	645
Treasury stock, at cost	(716,545)	(718,529)
Additional paid-in capital	1,092,281	1,085,694
Retained earnings	2,192,413	2,179,513
Total Steel Dynamics, Inc. equity	2,568,795	2,547,323
Noncontrolling interests	(56,299)	(51,468)
Total equity	2,512,496	2,495,855
Total liabilities and equity	$5,913,857	$5,933,006

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2014	2013

Operating activities:
Net income	$33,698	$41,252

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	57,568	57,061
Equity-based compensation	5,768	4,753
Deferred income taxes	(4,091)	10,935
Changes in certain assets and liabilities:
Accounts receivable	(88,950)	(110,938)
Inventories	(17,354)	32,348
Accounts payable	5,041	38,988
Income taxes receivable/payable	19,393	(3,022)
Other assets and liabilities	(38,320)	(41,667)
Net cash provided by (used in) operating activities	(27,247)	29,710
Investing activities:
Purchase of property, plant and equipment	(24,841)	(45,346)
Other investing activities	28,884	33,934
Net cash provided by (used in) investing activities	4,043	(11,412)

Financing activities:
Issuance of current and long-term debt	—	409,261
Repayment of current and long-term debt	(12,793)	(305,691)
Debt issuance costs	—	(5,997)
Proceeds from exercise of stock options, including related tax effect	2,905	7,614
Contributions from noncontrolling investors, net	5,370	411
Dividends paid	(24,515)	(21,952)
Net cash provided by (used in) financing activities	(29,033)	83,646

Increase (decrease) in cash and equivalents	(52,237)	101,944
Cash and equivalents at beginning of period	395,156	375,917

Cash and equivalents at end of period	$342,919	$477,861

Supplemental disclosure information:
Cash paid for interest	$39,663	$49,732
Cash paid for federal and state income taxes, net	$2,143	$11,165